Exhibit 10(e)

AMENDMENT 2008-1 TO THE FIRST UNION CORPORATION

BENEFIT RESTORATION PLAN

(As Amended and Restated April 20, 1999)

WHEREAS, First Union Corporation (“First Union”) established the First Union Corporation Benefit Restoration Plan (the “Plan”) for the benefit of certain of its employees, effective as of December 31, 1993;

WHEREAS, by and through merger, Wachovia Corporation (the “Company”) is the successor in interest to First Union and currently maintains the Plan;

WHEREAS, the Plan has been amended since its original effective date;

WHEREAS, the Company adopted, effective as of December 31, 2008, an amended and restated version of the Plan (the “Restated Plan”) that applies solely to amounts deferred under the Plan on or after January 1, 2005, as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder (“Section 409A”);

WHEREAS, the Company now wishes to amend the Plan to clarify that the Plan applies solely to amounts deferred under the Plan prior to January 1, 2005 (as determined under Section 409A), as well make certain other clarifications and changes to the Plan;

WHEREAS, pursuant to subsection 8.2 of the Plan, the Company may amend the Plan at any time and for any reason by action of its Board of Directors.

NOW, THEREFORE, BE IT RESOLVED, that effective as of December 31, 2008, subsection 1.3 of the Plan is amended in its entirety to read as follows:

“1.3          Application of the Plan. The terms of this Plan, as amended, are applicable only to eligible Employees who are in the active employ of the Company or a participating Affiliate on or after December 31, 1993 and only with respect to amounts deferred under the Plan prior to January 1, 2005.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, subsection 2.16 of the Plan is amended to delete the phrase “the most recent Pension Benefit Guarantee Corporation discount rate in effect for the Company’s Pension Plan” and substitute in its place the following phrase:

“the ‘applicable interest rate’ required by Section 417(e)(3) of the Code under the Company’s Pension Plan.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, subsection 2.30 of the Plan is amended in its entirety to read as follows:

“2.30        “Accrued Benefit” means the portion of the Participant’s Accrued Benefit under the Pension Plan attributable to service and compensation credited for periods prior to January 1, 2005, determined on the assumption that the Participant had a Termination of Employment on December 31, 2007 (or in the case of a Participant who terminated employment on account of Disability, that the participant had a Disability Retirement Date of December 31, 2007). For purposes of this definition, the terms “Accrued Benefit”, “Termination of Employment” and “Disability Retirement Date” shall have the same meaning as assigned to those terms under the Pension Plan, subject to the modifications described herein.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, subsection 4.4(c) of the Plan is amended in its entirety to read in the same manner as it read when the Plan was amended and restated as of April 20, 1999. Any amendments to such subsection that were adopted after the April 20, 1999 amendment and restatement of the Plan, and before the date of this Amendment 2008-1, apply solely to benefits payable under the Restated Plan.

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, the third paragraph or subsection 4.5 of the Plan is amended to delete the phrase “the most recent Pension Benefit Guaranty Corporation discount rate in effect for the Company’s qualified pension plan” and substitute in its place the following phrase:

“the ‘applicable interest rate’ required by Section 417(e)(3) of the Code under the Company’s Pension Plan.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, subsections 7.1 and 7.2 are replaced in their entirety with the following new subsections, and the remainder of Section VII is renumbered accordingly:

“7.1          Administration. The Plan shall be administered by a committee (the “Administrative Committee”) of two (2) or more members as designated from time to time by the Board (or a committee thereof). The Administrative Committee shall have full and complete authority to (i) administer the Plan; (ii) select the eligible employees who are to participate in the Plan; (iii) appoint additional members of the Administrative Committee; and (iv) delegate authority to perform particular functions with respect to the Plan, including, without limitation, functions involving the exercise of discretion, to any agent (including any officer or employee of the Company) or to any subcommittee or member of the Administrative Committee, provided that such delegation shall be subject to revocation at any time at the discretion of the Administrative Committee.

7.2          Authority. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Administrative Committee. Decisions of the Administrative Committee shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement. Prior to paying a benefit under the Plan, the Administrative Committee may require the Participant, former Participant or Beneficiary to provide such information or material as the Administrative Committee, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Administrative Committee may withhold payment of a benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

7.3          Rules of Administration. The Administrative Committee shall adopt such rules for administration of the Plan as it considers desirable, provided they do not conflict with the Plan, and may construe the Plan, correct defects, make factual decisions and determinations, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and, except as provided in Section 7.4, such action (including factual decisions and determinations) shall be binding and conclusive. The determinations of the Administrative Committee shall be subject to review only for abuse of discretion.

7.4          Claims Procedures.

(a)	Benefits under this Plan will be paid only if the Administrative Committee decides in its discretion that the applicant is entitled to them. All claims for benefits under the Plan shall be submitted to the Administrative Committee, which shall have the initial responsibility for determining the eligibility of any Participant or beneficiary for benefits. Applications for benefits shall be submitted within two years of the later of (i) the date on which payment of benefits under the Plan was made, or (ii) the date on which the action complained or grieved of occurred. The Administrative Committee may adopt forms for the submission of claim for benefits in which case all claims for benefits shall be filed on such forms. The term “Administrative Committee” as used in this Section shall refer to any committee or organization, if any, that has been delegated the authority described herein by the Administrative Committee.

(b)

Any claims for benefits shall be made in writing and shall set forth the facts which such Participant or beneficiary believes to be sufficient to entitle him to the benefit claimed. Each such claim must be supported by such information and data as the Administrative Committee deems relevant and appropriate. Evidence of age, marital status (and, in the appropriate instances, health, death or Disability), and location of residence shall be required of all claims for benefits.

(c)	If a claim for benefits is denied in whole or in part, the Administrative Committee shall give the claimant written notice of the decision within ninety (90) days of the date the claim was submitted. Such written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and (iv) appropriate information about the steps to be taken if the claimant wishes to submit the claim for review of the denial.

(d)	The ninety-day period for review of a claim for benefits may be extended for an additional ninety (90) days by a written notice to the claimant setting forth the reason for the extension, which notice shall be furnished to the claimant before the end of the original ninety (90) day period.

(e)	If a claim for benefits is denied in whole or in part, the claimant or his duly authorized representative, at the claimant’s sole expense, may appeal the denial to the Administrative Committee within sixty (60) days of receipt of the denial. In pursuing his appeal, the claimant or his duly authorized representative:

(i)          may request in writing that the Administrative Committee review the denial;

(ii)         may review pertinent documents; and

(iii)        may submit issues and comments in writing.

(f)

The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one-hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty-day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and in the event of an adverse decision on review shall give the specific reason or reasons for the denial, shall include specific references to the provision of the plan on which any claim denial is based, and shall inform the claimant that access will be afforded to all documents pertinent to the claim for benefits. No action at law or in equity to recover benefits under the Plan shall be commenced later than one year from the date a decision on review is furnished to the claimant.

(g)	All power and authority granted to the Administrative Committee as a Plan Administrator for purposes of this provision and all purposes under the Plan may be delegated by the Administrative Committee to any person, committee, or entity pursuant to a specific or general delegation.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, Section IX is amended to add the following new subsection 9.4:

“9.4          Successors and Assigns. The obligation of the Employer to make the payments required hereunder shall be binding upon the successors and assigns of the Employer, whether by merger, consolidation, acquisition or other reorganization.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that effective as of December 31, 2008, Schedule B of the Plan is deleted in its entirety and shall apply solely to benefits payable under the Restated Plan.

IN WITNESS WHEREOF, Wachovia Corporation has caused this Amendment 2008-1 to the Plan to be executed on its behalf by a duly authorized officer on this 19th day of December, 2008.

WACHOVIA CORPORATION

By:	/s/ Charles D. Loring

Title:	Senior Vice President

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